EXHIBIT 99.1

January 14, 2021

Dear Fellow Stockholders:

I am writing to wish you a safe and happy New Year and to provide you with an update on some company initiatives as we look forward to 2021.

2020 was an extraordinary year in many respects. The COVID-19 pandemic has changed the way people work, travel and interact with each other. Some sectors of the U.S. economy have been hit particularly hard which has led to higher unemployment. For many, 2020 was a difficult year physically, mentally and economically. While there is hope with new vaccines, COVID-19 cases continue to increase leading to cities and states re-enacting stay at home orders and eviction moratoriums. Last year was also a difficult year on the political front. Political demonstrations have led to increased fears about personal safety.

Through all of this, our primary focus has been on the safety and well-being of our residents and associates. We offered various forms of payment plans to our residents impacted by the pandemic. We quickly rolled out personal protection equipment to our associates and have implemented best practices for safe interaction among our residents and associates. Finally, we have done our best to ensure that our residents can live in a safe and secure environment.

Last year was also a transformative year for the company. In March 2020, we merged with two other affiliated companies to increase our real estate portfolio to $3.4 billion. At the end of August 2020, we became a self-managed company. We believe these transactions will better position the company for future growth resulting in increased shareholder value. We also benefited from our core investment strategy of owning and operating multifamily homes in middle-America. Many companies with investment strategies of investing in office space, retail space and multifamily homes on the coasts have not weathered the storm as well as we have.

During the early stages of the pandemic, we made a strategic decision to focus on maintaining occupancy levels at our properties in order to stabilize revenue. Looking back, this was a successful strategy. At September 30, 2020, our properties were 97.4% leased. Occupancy rates will continue to be our focus in 2021, with some targeted rent growth where appropriate.

Another key focus for 2021 is maintaining a strong balance sheet with sufficient liquidity so that we may take advantage of investment opportunities as they may arise. Adequate liquidity has become a focus for many companies in these uncertain times. We are therefore implementing two measures that have become commonplace in our industry to achieve this objective.

Beginning February 1, the annualized distribution payment for a share of our common stock will be $0.5250. This is a decrease from the annualized distribution payment of $0.90 per share that we historically paid and will be first reflected in the distribution payment made in early March for the month of February. Our board of directors determined that it is prudent to reduce the distribution payment to ensure sufficient liquidity.

Separately, our board of directors determined to limit the company’s share repurchase plan to instances of death and qualifying disability. This change will be in effect on the next repurchase date at the end of April 2021. Share repurchase requests that don’t meet the requirements of death or qualifying disability will be cancelled (including any such redemption requests received in the first quarter of 2021). Death and disability requests will be limited to $3 million per quarter.

These changes are being made after careful consideration by our board of directors and are not made lightly. Our board of directors will continue to evaluate our distribution payments and repurchase plan as circumstances change. We understand that these measures could have an economic impact on our investors. However, we believe that these changes are prudent given the current circumstances and are in the best interest of the long-run financial success of the company. If you have any questions about these changes, please feel free to contact Investor Relations at 888-223-9951.

I wish you all a safe and happy 2021 and look forward to providing future updates on our company.

Sincerely,

Rodney F. Emery Chairman of the Board of Directors